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Exhibit 99.7

Exhibit 7
Joint Filing Agreement

        The undersigned hereby agree that the Statement on Schedule 13D/A, dated on November 4, 2002 (the "Schedule 13D"), with respect to the Series A Common Stock of Liberty Satellite and Technology, Inc. is, and any amendments thereto executed by each of us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(f) under the Securities and Exchange Act of 1934, as amended, and that this Agreement shall be included as an Exhibit to the Schedule 13D/A and each such amendment. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13D/A and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 4th day of November, 2002.

Michael M. Kellen		Arnhold and S. Bleichroeder Holdings, Inc
/s/ MICHAEL M. KELLEN		By	/s/ JOHN P. ARNHOLD
		Name:	John P. Arnhold
		Title:	Co-President
Arnhold and S. Bleichroeder Advisers, Inc.		DEF ASSOCIATES N.V.
By	/s/ JOHN P. ARNHOLD	By	/s/ WILLIAM KEUNEN
Name:	John P. Arnhold	Name:	William Keunen
Title:	Co-President	Title:	Director
William H. Gates III		Cascade Investment, L.L.C.
By	/s/ MICHAEL LARSON	By	/s/ MICHAEL LARSON
Name:	Michael Larson*	Name:	Michael Larson
Title:	Attorney-in-fact	Title:	Manager

* Duly authorized under Special Power of Attorney appointing Michael Larson attorney-in-fact, dated March 14, 2001, by and on behalf of William H. Gates III, filed as Exhibit B to Cascade's Amendment No. 1 to Schedule 13D with respect to Pan American Silver Corp. on March 19, 2001, SEC File No. 005-52919, and incorporated by reference herein.

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  Exhibit 99.7
Exhibit 7 Joint Filing Agreement